Exhibit 3.1
THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CARDTRONICS, INC.
(A Delaware Corporation)
Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware
     Cardtronics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the Delaware General Corporation Law (“DGCL”), DOES HEREBY CERTIFY as follows:
     1. The name of the Corporation is Cardtronics, Inc. The original Certificate of Incorporation of the Corporation was filed by the Delaware Secretary of State on June 4, 2001 under the name Cardtronics Group, Inc. The Certificate of Amendment to the Certificate of Incorporation, effecting a change in the name of the Corporation from Cardtronics Group, Inc. to Cardtronics, Inc., was filed with the Delaware Secretary of State on January 16, 2004. The First Amended and Restated Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State on April 18, 2005. A Certificate of Amendment to the First Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on August 9, 2005. The Second Amended and Restated Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State on July 19, 2007.
     2. The Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) in the form attached hereto as Exhibit A has been duly adopted and declared advisable by the board of directors of the Corporation (the “Board of Directors”), duly adopted by the stockholders of the Corporation and duly executed and acknowledged by the officers of the Corporation in accordance with Sections 242 and 245 of the DGCL.
     3. The Certificate of Incorporation so adopted reads in full as set forth in Exhibit A and is hereby incorporated herein by reference.
     IN WITNESS WHEREOF, Cardtronics, Inc. has caused this certificate to be signed by Michael E. Keller, its Secretary, this         day of December, 2007.

CARDTRONICS, INC.
By:
	Name:	Michael E. Keller
	Title:	General Counsel and Secretary

Cardtronics, Inc.
Third Amended and Restated Certificate of Incorporation

Exhibit A
THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CARDTRONICS, INC.
(A Delaware corporation)
Article I.
     The name of the Corporation is Cardtronics, Inc.
Article II.
     The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.
Article III.
     The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
Article IV.
     The total number of shares of stock which the Corporation shall have authority to issue is 135,000,000 consisting of 10,000,000 shares of preferred stock (“Preferred Stock”) and 125,000,000 shares of common stock (“Common Stock”), with each such share having a par value of $0.0001.
     The voting powers, designations, preferences and relative, participating, optional or other special rights of each class of capital stock of the Corporation, and the qualifications, limitations or restrictions thereof, and the authority with respect thereto expressly granted to the Board of Directors of the Corporation to fix any such provisions not fixed by this Certificate of Incorporation, shall be as provided in this Article IV.
     A. Common Stock.
          1. Identical Rights. All shares of Common Stock shall have identical rights and preferences.
          2. Subject to Preferred Stock. The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof.
          3. Liquidation. Subject to the terms of any series of outstanding Preferred Stock, upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or
Cardtronics, Inc.
Third Amended and Restated Certificate of Incorporation

involuntary, after the payment in full of all amounts to which holders of Preferred Stock shall be entitled, the remaining assets of the Corporation to be distributed to the holders of the capital stock of the Corporation shall be distributed ratably among the holders of the shares of Common Stock.
          4. Voting. Except as otherwise expressly provided herein or required by law, each holder of outstanding shares of Common Stock shall be entitled to one (1) vote in respect of each share of Common Stock held thereby of record on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation. Notwithstanding the provisions of Section 242(b)(2) of the Delaware General Corporation Law, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of a majority of the outstanding shares of Common Stock and Preferred Stock voting together as a single class on an as converted basis. Stockholders of the Corporation shall not have the right to cumulate votes.
     B. Preferred Stock.
     The Preferred Stock may be issued in one or more series. Subject to the terms of any series of outstanding Preferred Stock, the Board of Directors is hereby authorized to issue the shares of Preferred Stock in such series and to fix from time to time before issuance the number of shares to be included in any series and the designation, relative powers, preferences and rights and qualifications, limitations or restrictions of all shares of such series. The authority of the Board of Directors with respect to each series shall include, without limiting the generality of the foregoing and subject to the terms of any series of outstanding Preferred Stock, the determination of any or all of the following:
1.	the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

2.	the voting powers, if any, and whether such voting powers are full or limited, in such series;

3.	the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

4.	whether dividends, if any, shall be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;

5.	the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

6.	the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes of any other series of the same or any other class or classes of stock, or any other security, of the Corporation or any other corporation, and price or prices or the rates of exchange applicable thereto;
Cardtronics, Inc.
Third Amended and Restated Certificate of Incorporation

7.	the right, if any, to subscribe for or to purchase any securities of the Corporation or any other corporation;

8.	the provisions, if any, of a sinking fund applicable to such series; and

9.	any other relative, participating, optional or other special powers, preferences, rights, qualifications, limitations or restrictions thereof;
all as shall be determined from time to time by the Board of Directors and shall be stated in a resolution or resolutions providing for the issuance of such Preferred Stock (a “Preferred Stock Designation”). Except as required by law, holders of Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote.
Article V.
     The directors of the Corporation shall be divided into three classes.
     Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock, as provided herein or in any Preferred Stock Designation, to elect additional directors under specific circumstances, the number of directors of the Corporation shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors then serving on the Board of Directors (including for this purpose in such total any vacancies), but in no event shall the number of directors be fixed at less than three. Election of directors need not be by written ballot unless the Bylaws so provide.
     The directors, other than those who may be elected by the holders of any series of Preferred Stock or any other series or class of stock, as provided herein or in any Preferred Stock Designation, shall be divided into three classes, as nearly equal in number as possible. One class of directors (which shall be designated Class I) shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 2008, another class (which shall be designated Class II) shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 2009, and another class (which shall be designated Class III) shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 2010. Members of each class shall hold office until their successors are elected and qualified. At each succeeding annual meeting of the stockholders of the Corporation, the successor or successors of the class of directors whose term expires at that meeting shall be elected by a plurality vote of all votes cast of each class or series of stock entitled to vote in the election of directors, if any such class or series is entitled to vote separately as a class, at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.
     Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock, as provided herein or in any Preferred Stock Series Resolution, to elect directors under specific circumstances, any director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the voting power of the then outstanding capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
Cardtronics, Inc.
Third Amended and Restated Certificate of Incorporation

Article VI.
     No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty by such director as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit. Any amendment or repeal of this Article VI shall be prospective only, and neither the amendment nor repeal of this Article VI shall eliminate or reduce the effect of this Article VI in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VI would accrue or arise, prior to such amendment or repeal. If the DGCL hereafter is amended to authorize corporate action further eliminating or limiting the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended from time to time.
Article VII.
     Any action required or permitted to be taken by the stockholders of the Corporation after the date of the closing of the first public offering of Common Stock of the Corporation registered under the Securities Act of 1933, as amended, must be taken at an annual or special meeting of such stockholders and may not be taken by any consent in writing of such stockholders.
Article VIII.
     Meetings of stockholders of the Corporation may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision of applicable law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.
Article IX.
     To the fullest extent permitted by applicable law, the Corporation is also authorized to provide indemnification of (and advancement of expenses to) its agents (and any other persons to which Delaware law permits this Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors, or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to this Corporation, its stockholders, and others. Any repeal or modification of any of the foregoing provisions of this Article IX shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of this Corporation with respect to any acts or omissions of such director, officer, or agent occurring prior to, such repeal or modification.
Cardtronics, Inc.
Third Amended and Restated Certificate of Incorporation

     Subject to the provisions of Article IV, the Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by applicable laws, and all rights conferred upon stockholders in this Certificate of Incorporation are granted subject to this reservation. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 66 2/3% of the voting power of the then outstanding capital stock of the Corporation entitled to vote, voting together as a single class, shall be required to amend or repeal Article V, Article VII, or this Article X of this Certificate of Incorporation or adopt any provision inconsistent herewith.
Article XI.
     Subject to the provisions of Article IV, in furtherance of, and not in limitation of, the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation.
Cardtronics, Inc.
Third Amended and Restated Certificate of Incorporation